                                                                    EXHIBIT 99.1

                                          Bank Of America [LOGO]

July 16, 2001

Investors may contact:
Susan Carr, Bank of America Corporation, 704.386.8059
Kevin Stitt, Bank of America Corporation, 704.386.5667
Media may contact:
Eloise Hale, Bank of America Corporation, 704.387.0013 eloise.hale@bankofamerica.com



  Bank of America Earns $2.02 billion, or $1.24 Per Share, in Second Quarter
             Results driven by strong, broad-based revenue growth


CHARLOTTE - Bank of America Corporation today reported second quarter earnings of $2.02 billion, or $1.24 per share (diluted), compared to $2.06 billion, or
$1.23 per share, a year ago.   Earnings per share increased 8 percent
over the first quarter of 2001. The return on common equity was 16.7 percent.

"Our performance in the face of a strong economic headwind was gratifying," said Kenneth D. Lewis, chairman, president and chief executive officer. "We produced attractive revenue growth across most of our business lines, which allowed us to produce a solid bottom line for our shareholders as we continued to make key investments to fuel future growth. Our ability to grow revenue in this economic environment demonstrates that we are beginning to unlock the value inherent in our unique franchise. However, we have a lot of work to do to reach the premium returns and stock valuation that our shareholders desire. And we are committed to doing that work."

For the first half of 2001, Bank of America earned $2.39 per share (diluted), compared to $2.56 per share a year ago. Net income was $3.89 billion for the first six months of 2001. This compares to $4.30 billion reported during the same period in 2000. Shareholder Value Added (SVA) was $1.47 billion.

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Second Quarter Financial Highlights (compared to a year ago)
------------------------------------------------------------

     . Net interest income increased 9 percent, driven by a favorable change in loan mix, lower funding costs and increased trading activities. The net interest yield increased 38 basis points to 3.61 percent.

     . Consumer-based fee income continued its momentum with growth of 11 percent.

     . Investment banking income grew 22 percent, led by strong fixed-income originations and syndications.

     . Pricing initiatives continued to attract customers to money market savings accounts leading to a 19 percent balance increase. Average deposits grew to $363 billion, up $10 billion, or 3 percent.

"During the quarter, we continued to make investments in products and processes
that make our customers' experience with us even better," said Lewis.   "Digital
check imaging was rolled out across all banking centers in Georgia. In May, we began to roll out premier relationship centers, which are our centralized sales and service centers, across the franchise. And we now have nearly 1 million electronic bill pay customers who utilize this channel to make more than $3 billion of payments a quarter."

Revenue
-------

Revenue grew by 8 percent in the second quarter from the previous year, reflecting strong gains in both net interest income and noninterest income.

Fully taxable-equivalent net interest income increased 9 percent to $5.12
billion.   Falling interest rates and a steepened yield curve allowed the company to shed lower yielding assets faster than planned. Additional benefits were achieved from trading activities, deposit growth and a favorable shift in loan mix from commercial to consumer loans. These factors resulted in a 38 basis point improvement in the net yield to 3.61 percent.

Noninterest income was up 6 percent to $3.74 billion. This growth was driven by strong increases in service charges, mortgage banking results, card income and investment and brokerage services. Investment banking income increased 22 percent to $455 million, while trading profits declined $109 million to $376 million.

Efficiency
----------

Noninterest expense was up 9 percent to $4.82 billion compared to the prior year. Primary drivers of expenses were revenue-related incentive payments and increases in marketing, as the company pursued its national brand-building campaign. The cash-basis efficiency ratio was 51.92 percent.

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Credit Quality
--------------

In line with the company's expectations, credit quality declined as the economy continued its slowdown.

 . The provision for credit losses in the second quarter was $800 million compared to $470 million a year earlier.

 . Net charge-offs were $787 million, or 0.82 percent of loans and leases, up from $470 million, or 0.48 percent, a year ago. The growth in charge-offs from last year continued to be largely concentrated in the commercial domestic portfolio. An increase in bankcard outstandings and personal bankruptcy filings during the first half of 2001 contributed to a $96 million increase in consumer charge-offs from a year earlier.

 . Nonperforming assets were $6.2 billion, or 1.63 percent of loans, leases and foreclosed properties at June 30, 2001, compared to $3.9 billion, or 0.97 percent, a year earlier. The majority of the increase in nonperforming assets was concentrated in the domestic commercial loan portfolio, which accounted for 72 percent of the growth. Consumer finance nonperforming loans accounted for 18 percent of the growth in nonperforming assets.

   In the second quarter, nonperforming assets rose 5 percent, or $298 million, and net charge-offs were up 2 percent, or $15 million, from the first quarter of 2001.

 . The allowance for credit losses totaled $6.9 billion at June 30, 2001, up $96 million from a year ago. The allowance equaled 1.82 percent of loans and leases compared to 1.70 percent.

Capital Management
------------------

Total shareholders' equity was $49.3 billion at June 30, 2001, up 8 percent from 12 months earlier and representing 7.88 percent of period-end assets of $626 billion. The Tier 1 Capital Ratio rose 50 basis points from June 30, 2000 to
7.90 percent.

During the quarter, the company repurchased 15 million shares. Since June 1999, 175 million shares have been repurchased, representing an investment in Bank of America stock of $9.7 billion. Average (diluted) common shares outstanding were
1.63 billion in the second quarter, down 3 percent from 1.68 billion a year earlier but up slightly from last quarter as a greater number of associates exercised stock options that expired at the end of the second quarter.

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Consumer and Commercial Banking
-------------------------------

Consumer and Commercial Banking (CCB) earned $1.27 billion, up 2 percent from a year ago, despite a $167 million increase in provision expense. Total revenues grew 6 percent. Return on equity was 23.4 percent and SVA grew $49 million to $790 million.

Net interest income increased 4 percent over a year ago, as loan and deposit growth was partially offset by the impact of the money market savings pricing initiative. Managed loans grew 6 percent, led by consumer loan growth of 10 percent, primarily in bankcard, home equity and residential first mortgages. Average deposits grew 3 percent due to a 19 percent increase in money market savings account balances. This growth was partially offset by the impact of lower balances in time and savings accounts.

Noninterest income was up 8 percent compared to a year ago.

 .  Service charges grew 11 percent, reflecting higher business volumes.

 . Mortgage banking results increased 26 percent, as the company experienced a record quarter in originations driven by consumers taking advantage of falling interest rates.
 .  Card income grew 8 percent, reflecting an increase in purchase volumes as well as in active debit cards.
 . Middle-market investment banking income grew 17 percent, a result of the company's ongoing strategy to grow existing commercial customer relationships by leveraging the company's expertise in the equity and debt markets.

Global Corporate and Investment Banking
---------------------------------------

Global Corporate and Investment Banking (GCIB) earned $450 million, 7 percent below last year's results. Revenue increased 13 percent to $2.36 billion but was
offset by increased credit costs and higher expenses.   Return on equity was
15.1 percent for the quarter. SVA increased $10 million to $131 million.

Total trading-related revenue in GCIB was $838 million, up 14 percent, led by stronger contributions from fixed-income and interest rate products. Investment banking income increased 22 percent to $455 million over last year. These results were driven by strong fixed-income orginations and syndications. The demand for equity products and merger and acquisition services remained weak.

Bank of America Securities continued to increase its lead-managed market share in fixed-income high-grade and high-yield underwriting during the most active quarter in the history of the U.S. corporate bond market. The company also remained the most active lead arranger of syndicated credit facilities.

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Page 5

Asset Management
----------------

Asset Management earnings were down 27 percent to $116 million from a year ago. Revenue increased 5 percent, offset by increased credit costs and the company's continued investment in this business. Provision expense increased due to one
large charge-off.   Return on equity was 22.9 percent and SVA declined by $54
million.

Assets under management grew $28 billion over last year to $290 billion, up 11 percent despite the impact of the market. This was driven by the growth in the Nations Funds family of mutual funds and the addition of Marsico Funds, which the company acquired in the first quarter.

Equity Investments
------------------

Equity Investments earned $18 million, down from $36 million a year earlier. Equity investment gains increased to $134 million, with $99 million in Principal Investing and $35 million in the strategic investments portfolio.


One of the world's leading financial services companies, Bank of America is committed to making banking work for customers like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. The company's Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/
                                                         ----------------------
newsroom.
--------


Additional financial tables available at www.bankofamerica.com/investor.

NOTE: James H. Hance Jr., vice chairman and chief financial officer, will discuss second quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a Webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor.

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Page 6

Forward Looking Statements
--------------------------

This press release contains forward-looking statements with respect to the financial conditions and results of operations of Bank of America, including, without limitation, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) projected business increases following process changes and other investments are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions are greater than expected; (4) general economic conditions, internationally, nationally or in the states in which the company does business, including the impact of the energy crisis, are less favorable than expected; (5) changes in the interest rate environment reduce interest margins and affect funding sources; (6) changes in market rates and prices may adversely affect the value of financial products;
(7) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; and (8) decisions to downsize, sell or close units or otherwise change the business mix of the company. For further information, please refer to Bank of America's reports filed with the SEC.

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Bank of America

                                                                               Three months                    Six months
                                                                              Ended June 30                   Ended June 30
                                                                       ---------------------------    ----------------------------
Financial Summary                                                          2001           2000            2001            2000
-----------------                                                      ------------   ------------    ------------    ------------
(In millions, except per share data; shares in thousands)
Net Income.........................................................    $     2,023    $     2,063     $     3,893     $     4,303
    Earnings per common share......................................           1.26           1.25            2.42            2.59
    Diluted earnings per common share..............................           1.24           1.23            2.39            2.56

Cash basis earnings/(1)/...........................................          2,246          2,281           4,339           4,738
    Cash basis earnings per common share...........................           1.40           1.38            2.70            2.85
    Cash basis diluted earnings per common share...................           1.38           1.36            2.66            2.82
Dividends per common share.........................................           0.56           0.50            1.12            1.00
Closing market price per common share..............................          60.03          43.00           60.03           43.00
Average common shares issued and outstanding.......................      1,601,537      1,653,495       1,605,193       1,661,403
Average diluted common shares issued and outstanding...............      1,632,964      1,676,089       1,631,892       1,681,630

Summary  Income Statement
-------------------------
(Taxable-equivalent basis in millions)

Net interest income................................................    $     5,117    $     4,695     $     9,838     $     9,271
Noninterest income.................................................          3,741          3,514           7,521           7,579
                                                                       ------------   ------------    ------------    ------------
Total revenue......................................................          8,858          8,209          17,359          16,850
Provision for credit losses........................................           (800)          (470)         (1,635)           (890)
Gains/(losses) on sales of securities..............................             (7)             6             (15)             12
Other noninterest expense..........................................         (4,821)        (4,413)         (9,475)         (9,036)
                                                                       ------------   ------------    ------------    ------------
Income before income taxes.........................................          3,230          3,332           6,234           6,936
Income taxes - including taxable-equivalent basis adjustment.......          1,207          1,269           2,341           2,633
                                                                       ------------   ------------    ------------    ------------
 Net income.........................................................   $     2,023    $     2,063     $     3,893     $     4,303
                                                                       ============   ============    ============    ============

Summary Balance Sheet
---------------------
(Average balances in billions)

Loans and leases...................................................    $   383.500    $   391.404     $   385.683     $   383.994
Managed loans and leases/(2)/......................................        403.836        395.640         406.531         392.933
Securities.........................................................         55.719         85.460          55.472          86.835
Earning assets.....................................................        567.628        582.490         564.544         572.830
Total assets.......................................................        655.557        672.588         652.147         661.804
Deposits...........................................................        363.348        353.426         359.504         349.400
Shareholders' equity...............................................         48.709         47.112          48.290          46.571
Common shareholders' equity........................................         48.640         47.037          48.219          46.495

Performance Indices
-------------------
(Dollars in millions)

Return on average common shareholders' equity......................          16.67%         17.63%          16.27%          18.60%
Cash basis return on average equity................................          18.52          19.49           18.14           20.49
Return on average assets...........................................           1.24           1.23            1.20            1.31
Cash basis return on average assets................................           1.37           1.36            1.34            1.44
Net interest yield.................................................           3.61           3.23            3.50            3.25
Efficiency ratio...................................................          54.44          53.77           54.58           53.63
Cash basis efficiency ratio........................................          51.92          51.12           52.01           51.04
Shareholder value added ...........................................    $       791    $       878     $     1,470     $     1,964
Net charge-offs....................................................            787            470           1,560             890
    % of average loans and leases..................................           0.82%          0.48%           0.82%           0.47%
Managed bankcard net charge-offs as a % of average
    managed bankcard receivables...................................           4.94           4.84            4.66            5.13


/(1)/ Cash basis calculations exclude goodwill and other intangible amortization expense.

/(2)/ Prior periods have been restated for comparability (e.g., acquisitions, divestitures, sales and securitizations).

Bank of America                                            - Continued

Balance Sheet Highlights                                                                            June 30
------------------------                                                                ---------------------------------
(In billions, except per share data)                                                        2001                  2000
                                                                                        ---------------------------------
Loans and leases....................................................................    $   380.425           $   400.817
Securities..........................................................................         54.577                80.957
Earning assets......................................................................        538.926               587.985
Total assets........................................................................        625.525               679.538
Deposits............................................................................        363.486               356.664
Shareholders' equity................................................................         49.302                45.861
Common shareholders' equity.........................................................         49.234                45.786
     Per share......................................................................          30.75                 27.82

Total equity to assets ratio (period end)...........................................           7.88%                 6.75%

Risk-based capital ratios:
     Tier 1.........................................................................           7.90                  7.40
     Total..........................................................................          12.09                 11.03

Leverage ratio......................................................................           6.50                  6.11

Period-end common shares issued and outstanding (in thousands)......................      1,601,126             1,645,701

Allowance for credit losses.........................................................    $     6.911           $     6.815
Allowance for credit losses as a % of loans and leases..............................           1.82%                 1.70%
Allowance for credit losses as a % of nonperforming loans...........................         118.16                184.64
Nonperforming loans.................................................................    $     5.849           $     3.691
Nonperforming assets................................................................          6.195                 3.886
Nonperforming assets as a % of:
     Total assets...................................................................            .99%                  .57%
     Loans, leases and foreclosed properties........................................           1.63                   .97

Other Data
----------

Full-time equivalent employees......................................................        144,287               150,854
Number of banking centers...........................................................          4,275                 4,450
Number of ATM's.....................................................................         12,883                12,931


BUSINESS SEGMENT RESULTS - Three months Ended June 30, 2001
(Dollars in millions)

                                                                                                     Avg Loans       Return on
                                                            Total Revenue        Net Income         and Leases        Equity
                                                          -----------------   ---------------     -------------    -------------
Consumer and Commercial Banking...................             $ 5,515            $ 1,274           $ 218,880          23.4 %
Asset Management Group............................                 599                116              23,758          22.9
Global Corporate and Investment Banking...........               2,362                450              85,541          15.1
Equity Investments................................                  77                 18                 491           3.1
Corporate Other...................................                 305                165              54,830           6.3

n/m = not meaningful